Exhibit 99.1

NEWS RELEASE
Corporate Headquarters 4350 Congress Street, Suite 600 Charlotte, NC 28209 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	Ramesh Shettigar	Eileen L. Beck
	(717) 225-2746	(717) 225-2793

GLATFELTER TO ACQUIRE JACOB HOLM FOR AN ENTERPRISE VALUE OF

~$308 MILLION

Acquisition Adds Scale and Strengthens Glatfelter’s Position as a Leading Global Engineered

Materials Company

Charlotte, North Carolina – July 22, 2021 – Glatfelter Corporation (NYSE: GLT), a leading global supplier of engineered materials, today announced that it has entered into a definitive agreement to acquire Jacob Holm, a global leading manufacturer of premium quality spunlace nonwoven fabrics for critical cleaning, high-performance materials, personal care, hygiene and medical applications, for an enterprise value of approximately $308 million including the extinguishment of debt and subject to post-closing adjustments.

Jacob Holm offers high-performing and innovative spunlace nonwoven technologies and advanced fiber-based sustainable solutions that will meaningfully increase Glatfelter’s diversification into attractive and complementary segments serving the growing wipes, healthcare and hygiene categories. With the acquisition of Jacob Holm, Glatfelter will acquire four additional manufacturing facilities and six sales offices located in the Americas, Europe, and Asia, and approximately 800 employees world-wide. Jacob Holm’s broad product offerings and blue-chip customer base will expand Glatfelter’s portfolio to include surgical drapes and gowns, wound care, face masks, facial wipes and cosmetic masks. The acquisition of Jacob Holm’s Sontara business, a leading brand of finished products for critical cleaning wipes and medical apparel, will also enhance Glatfelter’s technological capabilities. Jacob Holm generated approximately $400 million in revenue and about $45 million of EBITDA on an LTM basis as of June 30, 2021, supported by strong pandemic tailwinds. Glatfelter believes Jacob Holm’s June LTM results include a benefit from COVID-related demand estimated to be between $10 million and $15 million of EBITDA. Glatfelter expects to realize annual cost synergies of approximately $20 million within 24 months of closing and is committed to deleveraging its balance sheet following the consummation of this transaction.

“Today’s announcement represents another significant step forward in Glatfelter’s transformation. The combination of Jacob Holm’s quality spunlace and advanced fiber products along with Glatfelter’s industry-leading airlaid and composite fibers products will provide a best-in-class suite of nonwovens technologies, applications, and expertise to serve customers’ growing global demand. By acquiring Jacob Holm, we will further diversify our nonwovens and substrate offerings and enhance our overall innovation capabilities,” said Dante C. Parrini, Chairman and Chief Executive Officer of Glatfelter.

The transaction is subject to the satisfaction of customary closing conditions, including receipt of required regulatory clearances, and is expected to be completed later this year. Glatfelter has obtained committed financing for this transaction from HSBC Securities (USA) Inc. and intends to fund the acquisition with unsecured debt. Glatfelter will also pursue extending the maturity date of its syndicated revolving credit facility.

Credit Suisse acted as Glatfelter’s financial advisor in connection with the transaction and Shearman & Sterling LLP as its legal advisor. Additional details on Jacob Holm and the pending transaction will be provided during Glatfelter’s Second Quarter Earnings call on August 3, 2021.

About Glatfelter

Glatfelter is a leading global supplier of engineered materials. Glatfelter’s high-quality, innovative and customizable solutions are found in tea and single-serve coffee filtration, personal hygiene and packaging products as well as home improvement and industrial applications. Headquartered in Charlotte, NC, Glatfelter’s annualized net sales approximate $1 billion with customers in over 100 countries and approximately 2,550 employees worldwide. Operations include twelve manufacturing facilities located in the United States, Canada, Germany, France, the United Kingdom and the Philippines. Additional information about Glatfelter may be found at www.glatfelter.com.

Forward Looking Statements

This communication contains certain forward-looking statements within the meaning of the federal securities laws with respect to the Transaction, including statements regarding the benefits of the transaction, the anticipated timing of the transaction and the benefits Glatfelter expects to derive from the transaction. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “forecast,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions (including the negative versions of such words or expressions).

Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of Glatfelter’s securities; (ii) the failure to satisfy the conditions to the consummation of the transaction; (iii) the effect of the announcement or pendency of the transaction on the business relationships, performance, and businesses generally of Glatfelter and Jacob Holm; (iv) risks that the transaction disrupts current plans of Glatfelter and potential difficulties in retaining Jacob Holm employees as a result of the transaction; (v) the outcome of any legal proceedings that may be instituted against Glatfelter related to the transaction; (vi) the price of Glatfelter’s securities, including as a result of volatility resulting from changes in the competitive industries in which Glatfelter and Jacob Holm operate, variations in performance across competitors, changes in laws and regulations affecting Glatfelter’s and Jacob Holm’s businesses and changes in Glatfelter’s capital structure; and (vii) Glatfelter’s ability to implement business plans, forecasts, and other expectations after the closing of the transaction, and identify and realize additional opportunities. The foregoing list of factors is not exhaustive. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Glatfelter assumes no obligation and, except as required by law, does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. More information about these factors is contained in Glatfelter’s filings with the Securities and Exchange Commission, which are available at www.glatfelter.com. Glatfelter gives no assurance that it will achieve its expectations.